Exhibit 99.1

Invitae announces first quarter 2016 financial results

— Grew volume by more than 300% year over year, secured Medicare reimbursement and multiple private payer contracts, expanded test menu with more than 1,000 genes in production, lowered COGS —

— Hosting conference call at 4:45 pm ET / 1:45 pm PT —

SAN FRANCISCO, May 9, 2016 — Invitae Corporation (NYSE: NVTA), a genetic information company, today announced financial and operating results for the first quarter ended March 31, 2016. The company executed on all four of its key metrics, including important progress on reimbursement.

“We made significant strides on reimbursement early this year with payments initiated from Medicare, as well as new contracts with several Blue Cross Blue Shield regional plans,” said Randy Scott, chairman and CEO of Invitae. “We believe this is just the start of a major transition in the payer industry toward more affordable and accessible genetic testing, resulting from major advances in DNA sequencing technology and the rapid adoption of multi-gene panels into clinical guidelines and medical practice.”

The company reported total revenue of $4.0 million in the first quarter of 2016, compared to $1.2 million in the first quarter of 2015. Operating expenses, excluding the costs of tests delivered, were $23.3 million compared to $16.6 million for the first quarter of 2015. Net loss was $25.6 million in the first quarter of 2016, or a $0.80 loss per share. Also included in our operating expenses were non-cash expenses of approximately $3.7 million, including depreciation, equity compensation, and non-cash rent expense for its new lab facility, which the company expects to occupy later this year.

At March 31, 2016, cash, cash equivalents, restricted cash, and marketable securities totaled approximately $108.7 million.

Following are recent highlights:

•                 Increased volume by delivering more than 9,700 billable reports and accessioning approximately 10,000 samples.

•                 Reduced cost of goods sold (COGS) from less than $700 to approximately $600 per sample accessioned.

•                 Achieved mid-year goal of more than 1,000 genes in production, releasing new content in March with hundreds of additional genes and expanded panels for neurology, pediatrics, and rare diseases, and introducing an entirely new clinical testing area designed to complement newborn screening for metabolic and immunological conditions:

•                  Expanded neurological menu: Testing for more than 30 disorders, including muscular dystrophies, myopathies, as well as congenital myasthenic syndrome, small fiber neuropathy and malignant hyperthermia susceptibility, among others.

•                  Expanded pediatric and rare disease menu: Testing for more than 60 disorders, covering pediatric immunology, including the most common forms of severe combined immunodeficiency and periodic fever syndromes. Invitae has also expanded its rare disease offering to include testing for 20 additional rare diseases.

•                  New inherited metabolic disorders and newborn screening confirmation: Testing for more than 50 disorders, covering the majority of metabolic conditions, for which over 4 million U.S. newborns are screened each year. Invitae has also added a panel covering the common causes of congenital disorders of glycosylation and the most common forms of severe combined immunodeficiency screened for in most states in the U.S.

•                 Signed additional contracts with institutions, increasing its total number of active institutional customers to 70.

•                 Began receiving payments in April from the Centers for Medicare and Medicaid Services (CMS) for Invitae’s multi-gene tests for hereditary breast cancer-related disorders under new billing guidelines and an expanded coverage policy by Palmetto’s MolDX program. The tests are billed under the current procedure terminology (CPT) code 81432, which became effective on January 1, 2016. Payments are made by Noridian, CMS’s administrative contractor for California.

•                 Signed agreements with multiple regional Blue Cross Blue Shield affiliates, providing coverage for patients in a total of five states, as well as those covered by the Federal Employee Plan.

•                 Presented a dozen posters and presentations at the 2016 American College of Medical Genetics and Genomics Annual Clinical Genetics Meeting, including:

•                 Data from a collaboration with the University of California, Santa Cruz comparing publicly available classifications of variants in BRCA1 and BRCA2 across seven established clinical laboratories in approximately 20,000 representative patients, made public through ClinVar. The study found a concordance rate of 98.5% for classifications of BRCA1 and BRCA2 variants across major clinical testing laboratories.

•                 Data from an online survey of 101 clinicians and 150 patients/caregivers in the rare disease community demonstrating the impact of delayed diagnosis and obstacles for patients and clinicians. Patients reported receiving an average of three preliminary diagnoses and seven diagnostic tests and/or procedures during their diagnostic journeys, which lasted an average of 3.9 years. During this time, 39% of patients felt they had paid for ineffective treatments or interventions that were based in part on an incorrect diagnosis. Approximately 23% of patients received multiple genetic tests. Obstacles for patients in the diagnostic journey included lack of information (76%) and inadequate insurance coverage (21%), resulting in 60% of patients incurring unexpected financial burden and 29% going into debt. The poster was acknowledged by ACMG as a top poster presented at meeting this year.

“We’re excited to continue increasing the number of people we can serve who suffer from genetic conditions, and we believe our high quality, comprehensive, affordable offering will continue to put us in a strong position to serve as the partner of choice for inherited genetic testing and associated services,” said Sean George, president and COO of Invitae. “We will continue executing against our core measures of success with the goal of exiting the year as a leader in the medical genetic testing markets, demonstrating the strength of our core strategy and capabilities and showing a clear path to positive cash flow with the continued success of our business model.”

Indicators of our Success in 2016

The four guiding indicators of success in 2016 include:

1.              Reducing COGS per test.

2.              Increasing content.

3.              Increasing volume.

4.              Improving reimbursement and cash collections.

Conference Call Details

The dial-in numbers for the conference call are (877) 201-0168 for domestic callers and (647) 788-4901 for international callers, and the reservation number for both is 92101487.

The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Invitae

Invitae Corporation’s (NYSE: NVTA) mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Invitae’s goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower price than many single-gene and panel tests today. The company currently provides a diagnostic service comprising hundreds of genes for a variety of genetic disorders associated with oncology, cardiology, neurology, pediatrics, and other rare disease areas.

For more information, visit our website at ir.invitae.com and follow us on Twitter: @invitae and @invitaeIR.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that its reimbursement history is the start of a major transition in the payer industry to more affordable and accessible genetic testing; the timing of its occupation of its new lab facility; the company’s expectations that it will continue to increase the number of people it serves and that it will be in a strong position to be the partner of choice for inherited genetic testing and associated services; and the indicators of the company’s success and its expected actions with respect to those indicators. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s history of losses; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company’s ability to develop and commercialize new tests and expand into new markets; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; risks associated with the company’s ability to use rapidly changing genetic data to interpret test results accurately and consistently; the company’s ability to compete; laws and regulations applicable to the company’s business, including potential regulation by the Food and Drug Administration; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended 2015. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Invitae Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended
	March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Revenue	$3,955	$1,229
Costs and operating expenses:
Cost of revenue	5,987	3,199
Research and development	10,660	8,455
Selling and marketing	7,043	4,740
General and administrative	5,569	3,440
Total costs and operating expenses	29,259	19,834
Loss from operations	(25,304)	(18,605)
Interest and other income (expense), net	(202)	(4)
Interest expense	(84)	(28)
Net loss	$(25,590)	$(18,637)

Net loss per share, basic and diluted	$(0.80)	$(1.09)

Shares used in computing net loss per share, basic and diluted	31,964,541	17,063,463

Invitae Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,314	$73,238
Marketable securities	76,551	53,780
Prepaid expenses and other current assets	10,853	4,292
Total current assets	114,718	131,310
Property and equipment, net	17,813	18,709
Restricted cash	4,831	4,831
Other assets	1,664	1,826
Total assets	$139,026	$156,676
Liabilities, convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	$2,694	$3,500
Accrued liabilities	4,241	4,253
Capital lease obligation, current portion	1,529	1,588
Debt, current portion	2,113	1,536
Total current liabilities	10,577	10,877
Capital lease obligation, net of current portion	1,231	1,576
Debt, net of current portion	7,041	5,504
Other long term liabilities	5,669	343
Total liabilities	24,518	18,300
Stockholders’ equity:
Common stock	4	4
Accumulated other comprehensive gain (loss)	28	(15)
Additional paid-in capital	315,028	313,349
Accumulated deficit	(200,552)	(174,962)
Total stockholders’ equity	114,508	138,376
Total liabilities, convertible preferred stock and stockholders’ equity	$139,026	$156,676

The condensed, consolidated balance sheet at December 31, 2015 has been derived from the audited consolidated financial statements at that date included in the company’s annual report on Form 10-K for the year ended December 31, 2015.

Source: Invitae Corporation

Contact:

Laura D’Angelo

pr@invitae.com

314-920-0617